Exhibit 10.5

MERCHANDISE LICENSE AGREEMENT

STANDARD TERMS AND CONDITIONS

THIS MERCHANDISE LICENSE AGREEMENT (this “Agreement”), including these Standard Terms and Conditions and all schedules and exhibits annexed hereto and incorporated by reference herein, is made as of July 1, 2019, between Guideboat Acquisition LLC, a Delaware limited liability company, with an address at 800 Boylston Street, 27th Floor, Boston, MA 02199 (“Licensor”), and JP Outfitters, LLC, a Delaware limited liability company, with an address 5345 Creek Rd., Cincinnati, OH 45242 (“Licensee”). Licensor and Licensee may be referred to at times as the “parties” or, individually, as a “party”.

RECITALS

WHEREAS, Licensor owns certain assets, including intellectual property rights in and to the GUIDEBOAT consumer goods brand (the “Brand”), and branded product inventory; and

WHEREAS, Licensor and Licensee have agreed to enter into a license agreement for the use of the Brand intellectual property and the operation of the Licensor’s website and catalog business related to the Brand (the “Business”).

NOW THEREFORE, in consideration of the above premises and the mutual covenants and undertakings of the parties hereunder, Licensor and Licensee agree as follows:

1. License. Subject to the terms and conditions herein, Licensor grants to Licensee (a) the right to use the Licensed Property solely on or in connection with the manufacture, distribution, and/or sale of the Licensed Products (Existing Inventory and Sourced Licensed Products) in the Channels of Distribution in the Territory during the Term, as all such terms (i.e., “Licensed Property,” “Licensed Products,” “Existing Inventory,” “Sourced Licensed Products,” “Channels of Distribution,” “Territory,” and “Term”) are defined in Schedule A attached hereto and incorporated by reference herein; (b) the right to operate the Website at the Licensed URL included in the Licensed Property as further described herein; (c) the right to use Licensor’s catalog materials related to the Brand; and (d) the right to use the Licensed Property on or in connection with the development and distribution of the Packaging and the Advertising and Promotion for the Licensed Products and Website (the foregoing grant of rights is collectively referred to as the “License”).

2. Licensed Products; Existing Inventory; Website; Catalog; Customer Lists.

(a) Licensed Products. Licensee will be solely responsible for the manufacture, distribution, sale, storage, protection, and Advertising and Promotion of the Licensed Products during the Term and will bear all costs and expenses associated therewith.

(b) Existing Inventory.

(i) Ownership of Existing Inventory and Consignment. Licensee agrees and acknowledges that, subject to Licensee’s right to sell the Existing Inventory and retain certain proceeds in excess of the amounts due to Licensor in accordance with this Agreement, at all times and for all purposes the Existing Inventory (as defined in Schedule A) and their proceeds will be the exclusive property of the Licensor, and no other person or entity will have any claim against any of the Existing Inventory or their proceeds. Licensee and Licensor intend that the transactions relating to the Existing Inventory are, and will be construed as, a true consignment from Licensor to Licensee in all respects and not a consignment for security purposes. Licensor is hereby granted a first priority security interest in and lien upon (i) the Existing Inventory and (ii) the proceeds of Existing Inventory, which security interest will be deemed perfected upon the filing of a financing statement filed in the Office of the Secretary of State for the State of Delaware and naming the Licensee as debtor.

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(ii) Storage; Segregating Existing Inventory. During the Term, Licensee will, at its sole cost and expense, store Existing Inventory at Licensee’s leased warehouse located at 5345 Creek Road, Cincinnati, Ohio (the “Warehouse”) and keep such Existing Inventory segregated from Licensee’s property as well as property of any other third parties; provided, however, that during the Term Licensee may sell Existing Inventory to customers in the ordinary course of business for and on behalf of Licensor subject to the terms of this Agreement.

(iii) Marketing of Existing Inventory: Licensee agrees to use its best efforts to promote and sell the Existing Inventory and agrees to coordinate with Licensor to ensure consistent marketing and appropriate pricing of the Existing Inventory. Licensee agrees to fulfill orders of Existing Inventory promptly consistent with historical order fill times. Without limiting the foregoing, Licensee agrees to promote the Existing Inventory via email at least two (2) to three (3) times per month and make the Existing Inventory available for sale at all times.

(c) Website. Subject to the approval provisions of this Agreement, Licensee will be responsible, at its sole expense, for all aspects of operating and maintaining its own website at the Licensed URL for the sale of Licensed Products during the Term (the “Website”) including, without limitation:

●	Product photography (flat and on models)
●	Inventory management
●	Pricing
●	Payment processing
●	Order fulfillment/drop shipment to customers
●	Website content, layout and functionality
●	Customer Service

(d) Catalog. During the Term, Licensee may use Licensor’s existing electronic images previously used in Licensor’s catalogs and may produce catalogs to market and sell Licensed Products. During the Term, Licensee may also commission new photography for catalogs at its discretion. Licensee acknowledges that Licensor owns or controls any and all existing catalog materials relating to the Business. Licensee further acknowledges that Licensee’s use and production of catalog materials will be subject to the terms and conditions of this Agreement, including the Approvals provisions of Section 10 and those provisions governing intellectual property and the use of third-party photography sublicensed herein as further detailed in Section 12.

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(e) Customer Lists. Licensee may use, during the Term, Licensor’s customer email and mailing lists (“Customer Lists”) solely for marketing and sales of Licensed Products in connection with the Business. Licensee agrees that the Customer Lists and the information contained therein will be deemed Confidential Information hereunder, and Licensee will maintain and cause its employees and agents and others within Licensee’s control to maintain the confidentiality of such Customer Lists and further agrees to substantially comply (and cause its employees and agents and others within its control to substantially comply) with any and all of Licensor’s privacy policies concerning customer information and with applicable Law. Licensee and Licensor agree to discuss the terms and conditions (all of which must be satisfactory to Licensor in its sole discretion) of licensing the Customer Lists to Licensee for use in connection with business other than the Business during the Term, provided that any such use or licensing is permitted under Licensor’s privacy policies concerning customer information and under applicable Law. Licensee further agrees that Licensee’s own privacy policy will be subject to review and Approval by Licensor.

3. Advertising and Promotion. Licensee’s marketing, advertising and promotion of the Licensed Products, including, without limitation, in sales materials, Website pages, catalogs, advertisements, displays, public relations materials and social media (collectively, the “Advertising and Promotion”) will be subject to Approval and the other terms hereof.

4. Term. The Term will consist of the period of time set forth in Section 3 of Schedule A.

5. Territory and Channels of Distribution.

(a) Licensee’s rights herein will be limited to the right to manufacture, distribute and sell the Licensed Products, and to engage in Advertising and Promotion, solely in the Territory and through the Channels of Distribution specified in Schedule A. Licensee will not knowingly sell the Licensed Products to persons or entities who intend or are likely to sell the Licensed Products outside the Territory or Channels of Distribution, provided that Licensee will be permitted to manufacture the Licensed Products outside of the Territory for distribution and sale within the Territory.

(b) Licensee will not distribute the Licensed Products without charge, on any so-called “barter” basis, as a give-away, by special sale, as a premium of any kind or as a prize or attraction as part of any fundraiser, or in connection with any bundling or sampling arrangement, sweepstakes, contest or lottery, without Approval.

6. Royalty and Guarantee.

(a) Licensee will pay to Licensor royalties at the royalty rate(s) set forth in Schedule A for all Licensed Products sold (“Royalty(ies)”).

(b) A Royalty obligation will accrue upon the sale of the Licensed Products regardless of the time of collection by Licensee. For purposes of this Agreement, a Licensed Product will be considered sold upon the date when such Licensed Product is invoiced.

(c) Licensee will pay all amounts due to Licensor in United States Dollars. Except as specified in Schedule A, no deduction will be made for any reason including, without limitation, expenses related to costs incurred in the development, design, manufacture, distribution, sale, Advertising and Promotion or exploitation of the Licensed Products. All taxes, levies or other charges imposed in the Territory in connection with the rights granted hereunder (other than Licensor’s income taxes) will be paid by Licensee, and no deductions for such taxes, levies or charges will be made from amounts due to Licensor herein.

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(d) Guarantee. Licensee hereby guarantees that for each Year (as defined in Schedule A) of the Term, Licensee’s Royalty payments to Licensor attributable solely to Sourced Licensed Products will be no less than the amount set forth in Schedule A (“Guarantee”), payable quarterly in accordance with the schedule set forth therein. Licensee will reconcile earned Royalties with the applicable Guarantee payment on a rolling cumulative basis through the applicable reporting quarter within the Year to ensure that, for each quarter, Licensor receives the greater of i) the cumulative earned Royalties attributable solely to the Sourced Licensed Products, and ii) the cumulative Guarantee payments (see Schedule A-1 for examples of Royalty calculations). Licensee agrees that Royalties may only be credited to the Guarantee for the Year in which such Royalties were earned. Royalties earned during any Year which are in excess of the Guarantee payments for the applicable Year may not be credited towards another Year, either to recoup any portion of an unearned Guarantee payment paid in a prior Year, or as an offset against Guarantee payments due in a subsequent Year. For the avoidance of doubt, Royalties payable on the sale of Existing Inventory may not be credited against the Guarantee, and such Royalties will be separately payable.

7. Proceeds, Royalty Reporting and Payments.

(a) All proceeds from the sale of Licensed Products (including credit card proceeds) will be collected by Licensee and deposited on a daily basis into a depository account designated by, and owned and in the name of, the Licensee. Subject to Licensee’s right to certain proceeds in excess of amounts due to Licensor hereunder, Licensee will be deemed to hold such proceeds “in trust” for Licensor.

(b) Licensee will submit separate sales reports for each of Existing Inventory and Sourced Licensed Products (with such detail as directed by Licensor) each Wednesday during the Term by 5pm EST, and wire the corresponding Royalty payment to Licensor by 5pm EST each Friday of the same week. Sales reports will be submitted electronically to rtoubassy@gordonbrothers.com and to any other such electronic mail address(es) as Licensor may designate, and will include, at a minimum, a description of the Licensed Products sold and the amount of Royalty due to Licensor, as well as the following additional information cross-referenced against the applicable “sku” number(s): retail price, quantity invoiced, Royalty Rate, deductions for returns as may permitted pursuant to Schedule A.

(c) Interest, compounded monthly, at the rate of one percent (1%) per month (or, if not legally permissible, then at the then maximum legal interest rate) will accrue on any amount due to Licensor from and after the date upon which said payment is due until the date payment is actually received by Licensor. Licensor’s receipt or acceptance of any sales report or Royalty payment pursuant to this Agreement will not preclude Licensor from questioning the correctness thereof at any time or exercising any of its rights related thereto. In the event that any inconsistencies or mistakes are discovered in any sales report or Royalty payment, Licensee will immediately rectify such inconsistencies or mistakes and will pay the appropriate Royalty to Licensor, if applicable.

(d) All Royalty payments and other amounts to be paid by Licensee to Licensor will be paid by wire transfer to the following account:

Guideboat Acquisition LLC

c/o Gordon Brothers Brands, LLC Bank of America

100 Federal Street

Boston, MA 01209

Acct. #: 462-7179064

ABA #: 026009593

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8. Records and Audit. Licensee will maintain and keep (at Licensee’s principal place of business and at its sole expense) accurate books and records covering all matters and transactions relating to the License, this Agreement or the Licensed Products. Licensor or its duly authorized representative(s) will have the right, upon reasonable notice (no less than three (3) days) and at reasonable hours of the day, to examine, copy and otherwise audit said books, records and all other documents and materials in the possession or under the control of Licensee. Licensee will maintain and keep all such books and records available for at least one (1) year after expiration or earlier termination of this Agreement. If any audit discloses deficiencies in Royalties paid to Licensor, Licensee will immediately pay to Licensor such amounts owed and if any audit performed at Licensor’s expense discloses deficiencies of five percent (5%) or more of the total amount of Royalties paid to Licensor for the time period being audited, Licensee will reimburse Licensor for the costs of such audit. Further, if any audit discloses that Licensee has shipped any Licensed Products outside the Territory or outside the Channels of Distribution, then Licensor will, without waiving any other rights or remedies, be entitled to recover from Licensee one hundred percent (100%) of the proceeds from the sale of such Licensed Products.

9. Quality Control.

(a) Licensee acknowledges that the maintenance of the high quality of the Licensed Products, and the control by Licensor over the nature, quality and manner of distribution of all the Licensed Products, are material conditions of this Agreement. Accordingly, Licensee agrees that the Licensed Products (including all packaging, labels and hangtags for the Licensed Products, i.e., the “Packaging”), Advertising and Promotion, and the Website will: (i) be of high quality in design, material and workmanship and will be merchantable and fit for the intended use herein; (ii) comply with all approvals procedures, product standards and/or quality guidelines specified by Licensor from time to time; (iii) not contain any injurious, deleterious or defamatory material, writing or images; (iv) in all respects be safe to consumers; and (v) be in compliance with all applicable laws and other legal obligations of or in the Territory including, without limitation, local, state and federal directives, rules, assessments, regulations, filing requirements, ordinances, statutes, codes, judgments and civil or common law and any conventions and treaties to which the United States or any legal subdivision thereof is a party (individually and collectively, “Law” or “Laws”).

(b) Licensee will not knowingly sell the Licensed Products under or advertise the Licensed Products to any person whose policies of sale, distribution or advertising are illegal or unfair or misleading.

(c) Licensee will provide all information reasonably requested by Licensor regarding the design, testing, manufacture, quality control, storage and shipment of the Licensed Products.

10. Approvals.

(a) Right of Approval. The Licensed Products, Packaging, Advertising and Promotion, Website, and all elements and portions thereof, will be submitted as specified below to Licensor for Licensor’s Approval. “Approval(s)” or “Approved”, as used herein, will mean Licensor’s prior written consent, which may be given or withheld in Licensor’s sole discretion. Licensor’s silence or failure to respond to a request for approval will in no event be deemed Approval. In no event will Licensee use, reproduce, distribute, sell, disseminate or otherwise exploit, in any manner or for any purpose, the Licensed Products, Packaging, Advertising and Promotion, Website, or any element or portion thereof, without Approval. Any material modification or variation of the Approved Licensed Products, the Approved Packaging, Approved Advertising and Promotion, Approved Website, or any element or portion thereof, will be resubmitted to Licensor for Licensor’s Approval. Approval of an element for a particular Licensed Product does not imply Approval of such element for use in connection with a different Licensed Product. Any Approval will not waive, diminish or negate Licensee’s indemnification obligations to Licensor herein.

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(b) Approval Process.

(i) With respect to each Sourced Licensed Product, Licensee will submit to Licensor for Approval (A) a proposed design for the Sourced Licensed Product(s) (“Designs”), and (B) two production samples of each Sourced Licensed Product stock keeping unit (“sku”) with Packaging (“Production Sample”). Sourced Licensed Product(s) will not differ in any material respect from the applicable Approved Designs and Approved Production Samples.

(ii) Licensee agrees that Licensor will have the right to receive, at Licensee’s expense, further Production Samples at random from production runs from time to time as Licensor may reasonably request, solely in order to assure that proper quality control is being maintained by Licensee. In the event that any Production Sample does not conform in all material respects to the applicable Approved Design or Approved Production Sample or otherwise does not conform with Section 10(a), Licensee will, on notice from Licensor specifying in reasonable detail the non- conformance, suspend commercial production of the applicable Licensed Product(s) until such time as Licensor has Approved a revised Production Sample.

(iii) Licensee will deliver to Licensor for Approval all concepts, designs and text of any and all Website pages and Advertising and Promotion, and such Website pages and Advertising and Promotion will not differ in any material respect from the applicable Approved versions.

(c) Existing Inventory and 3P Product Approvals. Notwithstanding anything in this Agreement (including in Sections 10(a) and (b) above), Licensor acknowledges that the Licensed Products include Existing Inventory (as defined in Schedule A). Accordingly, Licensee is not required to submit Existing Inventory, or associated Packaging or Advertising and Promotion that have been previously used by Licensor (or by a prior authorized licensee) in its exploitation of the Brand and, in the case of Advertising and Promotion only, publicly disseminated or on order prior to the first day of the Term, all of which will be deemed to have been Approved for all purposes of this Agreement. To the extent the Licensed Products include 3P Products (as defined in Schedule A), Licensee is not required to submit such 3P Products or their Packaging for Approval, provided, however, any such 3P Products procured by Licensee will be of like kind and no lesser quality to the 3P Products included in the Existing Inventory, unless otherwise agreed to in writing by Licensor.

11. No Sublicense; Third Party Manufacturing.

(a) Licensee will not be entitled to sublicense any of its rights under this Agreement. In the event the Sourced Licensed Products (that are not 3P Products) are to be designed, manufactured, or supplied by a third party (collectively, “Manufacturers”), Licensee will notify Licensor of the name and address of such Manufacturer(s). Licensee will require that the Manufacturer agrees to be bound by all terms and conditions in this Agreement applicable to its function as Manufacturer of the Sourced Licensed Products. In no event will Manufacturers be entitled to grant any rights to subcontractors.

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(b) Licensee agrees to strictly enforce against its Manufacturer(s) all of the applicable provisions in this Agreement for the protection of Licensor and to advise Licensor of any violations thereof by any Manufacturer(s). Licensee will take all actions necessary to stop and remedy such violations at Licensee’s sole expense. Licensee will, upon written demand by Licensor, terminate any Manufacturer whose act or omission which, if taken by Licensee, would constitute a breach of this Agreement. Without limiting the foregoing, Licensee will be responsible to Licensor for any such breach by its Manufacturer(s) as if same had been committed or omitted by Licensee and will fully compensate Licensor for any cost, expense or loss it sustains.

(c) At all reasonable times and upon reasonable notice (no less than three (3) days) and at reasonable hours of the day, Licensor will have the right to enter and inspect all premises and facilities of Licensee and its Manufacturers in order to: (i) ensure that the manufacture, labeling, Packaging, Advertising and Promotion and distribution of Licensed Products comply with Licensee’s obligations hereunder; and (ii) to take a physical inventory to verify any Inventory Statement (as defined in Section 22) and/or the condition of the Licensed Products, including disposition of the same.

12. Intellectual Property; Goodwill; Notices.

(a) Intellectual Property.

(i) Any and all of the Licensed Property, including the Licensed Products (other than 3P Products), Packaging, Advertising and Promotion, Website, and other materials to the extent they use or incorporate the Licensed Property (whether provided or created by Licensor or Licensee and including, without limitation, artwork, designs, text, typefaces, and other similar materials), are and will remain the exclusive property of Licensor. Licensee’s use of the Licensed Property hereunder will in no way confer or imply a grant of rights, title or interest thereto; however, if necessary, Licensee hereby irrevocably and unconditionally transfers and assigns to Licensor in perpetuity and throughout the universe any and all such right, title and interest in and to all Licensed Property, all of which will, upon their creation, become and remain the exclusive property of Licensor. Licensee will not, either during or after the Term, assert any claim to the Licensed Property, dispute or contest Licensor’s exclusive ownership or the validity thereof, or take any other action that could be detrimental to the Licensed Property.

(ii) Any intellectual property created under this Agreement or related to the Licensed Products, notwithstanding its creation or modification by Licensee, will be owned by Licensor and will not be used by Licensee for any reason without the prior written approval of Licensor. All Licensed Product artwork will be transferred to Licensor after its use by Licensee, and Licensor may use, and license others to use, the same without restriction. Licensee specifically agrees that if it obtains photographs, artwork, or other material from third parties for use in creating the Licensed Products, it will obtain from the photographer, artist, or other creator thereof an assignment of all rights in favor of the Licensor. If Licensee creates or commissions the creation of any photographs, artwork or other material for the Licensed Products, their Packaging, Advertising and Promotion, Licensee agrees that same will only be performed as a “work made for hire” commissioned by Licensee under a contract of service pursuant to which Licensee will be deemed the “author” and proprietor thereof; and Licensee will promptly thereafter assign all rights in and to such photographs, artwork or other material to Licensor, and Licensee will execute any instruments requested by Licensor to accomplish or confirm the foregoing. Notwithstanding anything to the contrary herein, Licensee acknowledges and agrees that the Licensed Property includes the sublicensed, non-exclusive right to use third party photography owned by Kelly Puleio for sole use in the catalogs, Website, and any self-published promotional material, such as printed brochures, banners, postcards, newsletters, blogs, or email promotions for the Licensed Products, subject to the term limitations specified in Schedule A (such photography, the “Puleio Images”). Licensee agrees that it may not sell or transfer the Puleio Images to a third party without permission from the photographer and Licensor, nor may Licensee use the Puleio Images in advertisements without an additional license from the photographer. Licensee further agrees to comply with the credit provision in connection with any use of the Puleio Images as set forth in Section 12(c) below.

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(iii) Licensor will have the sole and exclusive right, at its own expense, to seek and obtain trademark and copyright registrations and all other intellectual property protections for any and all of the Licensed Property. Licensee will reasonably cooperate with Licensor in Licensor’s preparation, execution, filing and prosecution of any applications, renewals or other required documentation, including without limitation, providing samples to Licensor at no cost to Licensor for use as specimens and informing Licensor of the first date of use in interstate commerce for the Licensed Products.

(iv) At no time during the Term (or thereafter if this Agreement is terminated) will Licensee register any word, design, logo or symbol confusingly similar to the Licensed Property.

(b) Goodwill. Licensee recognizes the great value of the publicity and goodwill associated with the Licensed Property, acknowledges that they have acquired secondary meaning in the minds of the public and agrees that the Licensed Property and the goodwill in it belong exclusively to Licensor. Any use of the Licensed Property by Licensee hereunder will inure to the benefit of Licensor. Licensee will not, either during or after the Term, assert any claim to such goodwill or take any action that could be detrimental to such goodwill.

(c) Notices. Licensee will employ the proper logotype and trademark and copyright designations, notices and information as instructed by Licensor on all Licensed Products (other than 3P Products), Packaging, Advertising and Promotion, and Website, all in a manner Approved by Licensor. Additionally, Licensee will include a prominent photo credit (i.e., on main page, and not in “gutter”) for “Kelly Puleio” in spaces, including print (e.g., catalog, postcards, email newsletters), Website and social media, where the Puleio Images appear.

13. Reserved Rights. Licensor reserves onto itself and/or its licensees or designees all rights now known or hereafter devised in and to the Licensed Property throughout the universe in perpetuity. Other than the rights granted herein, Licensee will have no rights in or to the Licensed Property or to exploit any goods or services utilizing the Licensed Property or any likeness, characterization or representation thereof.

14. Protections. Licensee will immediately notify Licensor in writing of any actual, alleged or suspected theft, misuse, infringement and unauthorized use of the Licensed Property and any similar harm thereto or to Licensor’s goodwill in connection therewith (collectively, “Harm”) which may come to Licensee’s attention. Should legal action against any third party in connection with such Harm be deemed necessary by Licensor, then Licensor will have the sole and exclusive right to commence such legal proceedings or to request that Licensee undertake or join in any such proceedings at Licensor’s expense. With respect to all claims and suits to prevent against Harm in which Licensee or Licensor is a party, each will have the right to employ counsel of its own choice, provided Licensor will have the right to control the litigation and any settlement thereof, provided that such settlement does not require any payments by (other than to its own counsel should it choose to engage one) or affirmative actions by Licensee (other than to undertake in such suits as requested by Licensor). All costs and expenses of Licensor in such suits will be paid by Licensor and any recoveries will be payable to Licensor.]

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15. Insurance.

(a) Licensee will, at its sole cost and expense, maintain in full force and effect during the Term and for a period of not less than one (1) year thereafter the following insurance: (a) comprehensive commercial general liability insurance (including, without limitation, coverage for bodily injury, personal injury, property damage, casualty loss and contractual and trademark liability), comprehensive public liability, auto liability and umbrella liability insurance; and (b) product liability insurance providing full indemnification and defense against any claims, liabilities, damages, demands and causes of action, actual or alleged, arising out of any defects in or use or misuse of the Licensed Products, in each case with limits of not less than Four Million Dollars (US $4,000,000) per occurrence, Four Million Dollars (US $4,000,000) in the aggregate. Throughout the Term, Licensee will also provide fire, flood, theft and extended coverage casualty insurance covering the Licensed Products in a total amount equal to no less than the retail value thereof. Licensee will maintain workers’ compensation and employers’ liability insurance, where applicable, in accordance with local law. Licensee’s insurance will be carried by a licensed insurer with a rating in accordance with a Moody or Best rating of A (or its equivalent) or better and such policies will be written on an occurrence basis.

(b) Licensee will give Licensor not less than thirty (30) days’ prior written notice of any proposed cancellation or material modification in the insurance coverage required herein. Upon receipt of any such notification, Licensor will have the right to purchase replacement insurance from an insurance carrier of Licensor’s choice and charge Licensee for all costs thereof or terminate the Agreement. Any claims covered by Licensee’s insurance policies will not be offset or reduced in any amount whatsoever by any other insurance which Licensor, its parent, subsidiaries, affiliates or related companies, may independently maintain. Licensee will be responsible for payment of any deductibles under any insurance required herein.

(c) Licensee will, if required, promptly file any proofs of loss affecting the Licensed Property, Licensed Products or the Business with its insurers.

(d) To the extent that any Existing Inventory is lost or damaged during the Term, Licensor will be entitled to any and all insurance proceeds received by Licensee or Licensor on account of such loss or damage.

16. Representations; Warranties; and Covenants.

(a) Licensee represents, warrants and covenants in favor of Licensor the following:

(i) Licensee is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

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(ii) Licensee is, and during the Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

(iii) Licensee has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby and to perform fully its obligations thereunder. Licensee has taken all necessary actions required to authorize the execution, delivery and performance of the Agreement, and no further consent or approval is required for Licensee to enter into and deliver the Agreement and to perform its obligations, except for any such consent the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the ability of Licensee to execute and deliver this Agreement and perform fully its obligations hereunder. The Agreement has been duly executed and delivered by Licensee and constitutes the legal, valid and binding obligation of Licensee enforceable in accordance with its terms.

(iv) Reserved.

(v) Licensee is in compliance with, and during the Term will comply and act in accordance with, all applicable Laws, including, but not limited to, paying any and all sales taxes when due on account of Licensed Products.

(vi) Unless otherwise agreed by Licensor in writing, Licensee will not create, incur or permit any encumbrance, lien, security interest, mortgage, pledge, assignment or other hypothecation upon the Licensed Property or the license granted under this Agreement or permit the commencement of any proceeding or foreclosure action on the License or to obtain any assignment thereof.

(vii) There is no pending or threatened litigation which may affect the legality, validity or enforceability of this Agreement or any of the transactions contemplated herein or Licensee’s ability to fully perform its obligations herein.

(viii) Licensee will not misuse or take any action or conduct its operations in such manner as to bring public ridicule, contempt, censure or disparagement upon the Licensed Property and/or Licensor.

(ix) Licensee will exercise its best efforts to fill orders for Licensed Products and to meet the market demand in the Territory, and will diligently and continuously promote, distribute and offer for sale the Licensed Products and fulfill all orders for the Licensed Products. Licensee will not manufacture quantities of the Licensed Products during the Term which it does not reasonably expect to sell during the Term.

(x) Subject to Section 12(a), in the event Licensee or its subcontractors, or any subsidiaries, employees or agents thereof, utilize photographs, artwork, or any other copyrighted materials, trademarks, patents, processes, methods or devices other than the Licensed Property on or in connection with the Licensed Products, then Licensee will be solely responsible at its own cost for obtaining any and all consents, licenses and other permissions which may be required for using such third party materials, notwithstanding that Licensor might have approved the Licensed Products embodying or connected with such third party materials.

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(b) Licensor represents and warrants the following:

(i) Licensor is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

(ii) Licensor has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby and to perform fully its obligations thereunder. Licensor has taken all necessary actions required to authorize the execution, delivery and performance of the Agreement, and no further consent or approval is required for Licensor to enter into and deliver the Agreement and to perform its obligations, except for any such consent the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the ability of Licensor to execute and deliver this Agreement and perform fully its obligations hereunder. The Agreement has been duly executed and delivered by Licensor and constitutes the legal, valid and binding obligation of Licensor enforceable in accordance with its terms.

(c) Licensor does not make any warranties or representations as to the popularity, success, sales or continuing exploitation of or marketing and advertising budget with respect to the Licensed Property and makes no warranty or representation as to the amount of gross sales, net sales or profits Licensee will derive under this Agreement from the sale or distribution of the Licensed Products.

17. Conditions Precedent. The willingness of Licensor to enter into the transactions and grant rights to the Licensee under this Agreement is directly conditioned upon the satisfaction of the following conditions, unless specifically waived in writing by the Licensor:

(a) All representations and warranties of Licensee hereunder are true and correct;

(b) Licensee has delivered certificates of insurance to Licensor, evidencing that Licensor and GBB have been added as additional insureds to each of the insurance policies set forth above (other than Licensee’s workers’ compensation policy):

(i)	The “Description of Operations” box should read as follows:

“Guideboat Acquisition LLC and Gordon Brothers Brands, LLC are named as additional insured under the above-described policies.”

(ii)	The “Certificate Holder” box should read as follows:

Guideboat Acquisition LLC/Gordon Brothers Brands, LLC 800 Boylston Street, 27th Floor
Boston, MA 02199 Attn: General Counsel

(c) Licensee has completed the purchase of The J. Peterman Company assets, and Licensor and its affiliate, Gordon Brothers Brands, have received all amounts due to them pursuant to the bridge loan agreement between them and The J. Peterman Company.

(d) Licensee and Landlord will have executed and delivered the Landlord Waiver and Agreement in the form attached hereto as Exhibit 1.

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The date on which all of the above conditions precedent have been satisfied, unless waived by Licensor in writing, is defined as the Effective Date.

18. Indemnification.

(a) Licensee will defend, indemnify and forever hold harmless Licensor, GBB and its officers, directors, shareholders, employees, agents, representatives, assigns and successors-in-interest (collectively, “Licensor Related Parties”) from and against any and all claims, liabilities, penalties, losses, costs, damages, demands, actions, causes of action, suits, proceedings, judgments and expenses including, without limitation, amounts paid in settlement, attorneys’ fees, court costs and other legal expenses (collectively, “Losses”) arising out of or related to: (i) the operation of the Business during the Term, including, but not limited to, the sale of Licensed Products or the use of Packaging, Advertising and Promotion, Website, Customer Lists, and/or any materials provided or created by Licensee (including, without limitation, any Losses arising from consumer warranty, products liability, data breach or infringement claims); (ii) any act or omission of Licensee, its parents, subsidiaries, Manufacturers, contractors, designers, distributors and/or vendors and any of their respective officers, directors, shareholders, employees, agents, representatives, assigns and successors-in-interest relating to such entities’ use or misuse of the Licensed Property; (iii) the breach or alleged breach of any of Licensee’s representations, warranties, covenants and agreements set forth herein; (iv) actions by any party engaged and employed by Licensee with respect to the Business; (v) violation of any Laws in connection with Licensee’s operation of the Business; and (vi) the gross negligence or willful misconduct of Licensee or other persons for whom Licensee is responsible. Licensor will notify Licensee promptly after it receives notice of any legal action (“Action”), and Licensee will promptly assume Licensor’s defense at Licensee’s expense. In the event that Licensee does not assume Licensor’s defense within fourteen (14) days of Licensor’s request thereof, Licensee will be responsible for reasonable out of pocket costs expended by Licensor in connection with its defense until such time as Licensee assumes defense of the Action. Upon Licensee’s assumption of the defense, Licensor may participate in the defense of the Action at its own expense. Licensor’s failure to notify Licensee of any Action will not relieve Licensee from any liability which it may have to Licensor except to the extent that Licensee is actually materially prejudiced by such failure.

(b) Licensor agrees to defend, indemnify, and hold the Licensee harmless from and against all Losses incurred as a result of third-party claims of infringement arising out of Licensee’s use of the Licensed Property solely in accordance with the terms of this Agreement. Licensee will notify Licensor promptly after it receives notice of any Action, and Licensor will promptly assume Licensee’s defense at Licensor’s expense. In the event Licensor does not assume Licensee’s defense within fourteen (14) days of Licensee’s request thereof, Licensor will be responsible for reasonable out of pocket costs expended by Licensee in connection with its defense until such time as Licensor assumes defense of the Action. Upon Licensor’s assumption of the defense, Licensee may participate in the defense of the Action at its own expense. Licensee’s failure to notify Licensor of any Action will not relieve Licensor from any liability which it may have to Licensee except to the extent that Licensor is actually materially prejudiced by such failure. Notwithstanding the foregoing, Licensor’s indemnification herein will not apply to any use by Licensee which is not in accordance with the terms of this Agreement.

(c) The provisions of this Section 18 will survive expiration or termination of this Agreement.

Guideboat Acquisition/JP Outfitters License Agreement	Page 12 of 26

19. Termination.

(a) Licensor will have the right, in its sole discretion, in addition to any and all other rights and remedies, to declare a material breach of and to terminate this Agreement effective immediately upon notice to Licensee upon or after the occurrence of any of the following:

(i) Licensee fails to make timely payment of Royalties or Guarantee payments or any other amounts payable to Licensor when due or fails to make timely submission of sales reports when due;

(ii) Licensee fails to obtain or maintain insurance in the amount and of the type provided for herein;

(iii) an event of default of any lease or right of occupancy with respect to the Warehouse;

(iv) any actual or attempted assignment, sublicense or other transfer by Licensee of any or all of the rights granted to Licensee herein or the delegation of any of the duties or obligations of Licensee herein without Approval;

(v) any actual or attempted use, authorization or permission by Licensee to use the Licensed Property in any manner, medium or territory not specifically granted in this Agreement or not Approved by Licensor;

(vi) Licensee makes an assignment for the benefit of creditors or the Licensee discontinues its business in the manner now conducted or a receiver is appointed for the Licensee or for the Licensee’s business and such receiver is not discharged within thirty (30) days (in such event, the parties recognize, understand and agree that the Licensed Property is not property of Licensee as a matter of applicable state and/or federal law, and Licensee, its receivers, trustees, assignees or other representatives will have no right to sell, exploit or in any way use the Licensed Property, Licensed Products or the materials except with the special written consent and instructions of Licensor);

(vii) any default by Licensee on any secured financing facility; or

(viii) any other breach or alleged breach by Licensee of any of its obligations hereunder or its representations, warranties or covenants herein; provided, however, that solely with respect to this subsection (x), Licensee will have a period not to exceed thirty (30) days from the date of notice by Licensor to cure such breach to Licensor’s sole satisfaction (unless such breach or alleged breach is not reasonably capable of cure within thirty (30) days in which case, the aforementioned cure period will not apply).

(b) If this Agreement is terminated pursuant to Section 19(a), all Royalties, Guarantee payments, and/or any other payments due to Licensor in accordance with the provisions of this Agreement will be immediately due and payable to Licensor.

(c) Upon expiration or termination of this Agreement (unless Licensee has exercised the Purchase Option set forth in Section 38 below), Licensee will comply with the provisions of Sections 21 and 22 below.

Guideboat Acquisition/JP Outfitters License Agreement	Page 13 of 26

20. Bankruptcy. If Licensee files a petition in bankruptcy or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee and any order for relief under the United States Bankruptcy Code is entered, Licensee must assume or reject this Agreement within sixty (60) days after such order for relief is entered. If Licensee does not assume this Agreement within such sixty (60) day period, Licensor may, at its sole option, terminate this Agreement effective immediately upon notice to Licensee, without further obligation or liability of Licensor under this Agreement.

21. Effect of Termination or Expiration. In the event the Term expires or the Agreement is terminated for any reason, and subject to the potential applicability of the Wind-Down specified in Section 22(b) below: (a) Licensee will permanently discontinue the manufacture, distribution, sale and any other activities related to the Licensed Property; (b) all rights granted to Licensee hereunder will immediately revert to Licensor; (c) at Licensor’s election, Licensee will terminate or assign to Licensor all agreements with Manufacturers, distributors, salespeople and other persons or entities relating to the Licensed Property; (d) Licensee will immediately cease accessing and using the Website and any and all accounts of the Licensor and will cooperate with Licensor in transferring control of the Website and any accounts to Licensor; and (e) Licensee will promptly destroy the Customer Lists and any information derived therefrom, and will certify in writing to Licensor that the same has been destroyed. Expiration of the Term or termination of the Agreement will not relieve or release Licensee from any of its obligations to pay all Royalties, Guarantee payments, and/or any other payments due hereunder.

22. Wind-Down, Inventory Statement and Disposition of Licensed Products.

(a) Upon expiration of Licensee’s rights with respect to the Existing Inventory or earlier termination of this Agreement, Licensee will promptly furnish to Licensor a statement certified by an authorized representative of Licensee showing the number and description of the Existing Inventory on- hand. Licensee may purchase the Existing Inventory from Licensor upon mutual written agreement; otherwise, Licensee will deliver to Licensor such Existing Inventory as directed by Licensor at Licensee’s sole cost.

(b) Upon expiration or termination of the Agreement and subject to the terms of this Section 22(b), the Parties will cooperate to wind down Licensee’s operation of the Website (the “Wind- Down”) which may entail transition of its operation to Licensor or a third party and coordination with respect to order fulfilment and customer communication. As part of the Wind-Down, Licensee will, as requested by Licensor and subject to Licensor’s reimbursement of Licensee’s reasonable out-of-pocket third party expenses attributable solely to the Wind-Down transition (and not to Licensee’s operation of the Website in the normal course of business during the Wind-Down), continue operating the Website up to 90 days after the expiration or termination of the Agreement, in accordance with the terms and conditions of the Agreement, including with respect to Royalty reporting and payment.

(c) Upon expiration of the Term or earlier termination of this Agreement, Licensee will promptly furnish to Licensor a statement certified by an authorized representative of Licensee showing the number and description of the Sourced Licensed Products and/or Advertising and Promotion materials on-hand held or in process of manufacture, specifying the quantity, type, class, category, “sku” number and condition of all items of the Inventory (“Inventory Statement”). In the event that the Term expires or the Agreement is terminated for any reason and subject to any Wind-Down, Licensee will, as directed by Licensor in writing: (i) sell to Licensor such Sourced Licensed Products and Advertising and Promotion materials as may be designated by Licensor, if any, at or below actual cost; (ii) donate such Sourced Licensed Products as may be designated by Licensor, if any, to non-profit charitable organization selected by Licensor (and Licensee will be permitted to obtain any tax benefit attributable to or allowed in connection with the donation of any Sourced Licensed Products; and/or (iii) destroy such Sourced Licensed Products as may be designated by Licensor, if any. Following the destruction, donation and/or delivery to Licensor of the Sourced Licensed Products, Licensee will submit, within thirty (30) days, a statement certified by an authorized representative of Licensee attesting to and detailing such destruction, donation and/or delivery.

Guideboat Acquisition/JP Outfitters License Agreement	Page 14 of 26

23. No Offset. Licensee will have no right to offset any amounts owing or allegedly owing to Licensee from Licensor from amounts otherwise payable by Licensee hereunder.

24. Remedies. Except as otherwise expressly provided herein, no remedy granted to either party herein will be exclusive of any other remedy, and each remedy will be cumulative with every other remedy herein or now or hereafter existing at law, in equity, by statute or otherwise. Licensee acknowledges that any breach by Licensee will cause Licensor irreparable harm for which there is no adequate remedy at law and, in the event of such breach, Licensor will be entitled to seek injunctive or other equitable relief. Licensee will not enjoin, restrain or interfere with Licensor’s exploitation of its rights in the Licensed Property or any other right of Licensor whatsoever. Licensee agrees to limit its claims for relief in the event of a breach by Licensor of this Agreement to claims against Licensor.

25. Limitation on Liability. Subject to the indemnification provisions herein, which will not be limited, the parties agree in no event will either party be liable to the other party for any special, incidental, consequential, exemplary or punitive damages, or any claim for loss or profits, lost business or lost business opportunities, even if the other party has been advised of the possibility of such damages.

26. No Assignment or Sublicensing. Licensee will not assign or attempt to assign, transfer, sublicense, mortgage or otherwise encumber this Agreement or any of the rights granted to it hereunder without the prior written consent of Licensor. Any purported sublicense or assignment by Licensee of any rights granted herein will be null and void and will constitute a breach of this Agreement.

27. Notices. Any notice or other communication required or permitted to be given (other than sales reports and Royalty payments) will be in writing addressed to the respective party at the address set forth below and may be personally served or sent by overnight courier or by registered or certified mail, postage prepaid, return receipt requested and will be deemed given: (a) if served in person, when served; (b) if by overnight courier, on the day received; or (c) if by certified or registered mail, on the third (3rd) business day after deposit in the mail, postage prepaid.

If to Licensor:

Guideboat Acquisition LLC

800 Boylston Street, 27th Floor

Boston, MA 02199

Attn: Ramez Toubassy

Mackenzie Shea

Guideboat Acquisition/JP Outfitters License Agreement	Page 15 of 26

With copies to:

Tucker & Latifi, LLP

160 East 84th Street

New York, NY 10028

Attn: Robert L. Tucker and Afschineh Latifi

Goulston & Storrs PC

400 Atlantic Avenue

Boston, MA 02110-3333

Attn: Peter Bilowz

If to Licensee:

JP Outfitters, LLC

5345 Creek Rd.

Cincinnati, OH 45242

Attention: Arnold Cohen

With a copy to:

O’Keefe Law, P.A.

1111 Brickell Avenue

Suite 1300

Miami, FL 33131

Attention: Douglas L. O’Keefe, Esq.

28. Confidentiality.

(a) Neither party may disclose to a third party or use any confidential or proprietary information received from the other party whether or not identified in writing as being confidential (including but not limited to financial and sales data, Customer Lists, marketing plans, royalty rates and fees or product development ideas) (“Confidential Information”), unless expressly authorized by this Agreement or by the other party in writing. Each party will take all reasonable steps to minimize the risk of disclosure of such Confidential Information, including without limitation ensuring that only employees, representative or agents whose duties require them to possess such information or materials have access thereto, exercising at least the same degree of care that such party uses for such party’s own confidential information, and providing proper and secure storage for the information.

(b) The obligations under Section 28(a) will not apply to any information obtained by the party receiving the same (the “Receiving Party”) that would otherwise constitute Confidential Information but which: (i) was already known to the Receiving Party prior to its relationship with the other party (the “Disclosing Party”), as established by the Receiving Party’s written records; (ii) becomes generally available to the public other than as a result of the Receiving Party’s breach of this Agreement; (iii) is furnished to the Receiving Party by a third party who is not known by the Receiving Party to be bound by an obligation of confidentiality with respect to such information and who is lawfully in possession of, and who lawfully conveys, such information; (iv) is subsequently developed by the Receiving Party independently of the information and/or materials received from the Disclosing Party, as established by the Receiving Party’s written records; or (v) is ordered to be disclosed by a court of competent jurisdiction or through judicial process. For purposes of this definition the terms “Disclosing Party” and “Receiving Party” will be deemed to include such party’s principals, officers, directors, employees, shareholders, agents, representatives, successors and assigns and each person or entity that directly or indirectly through one of more intermediaries, controls, is controlled by or is under common control with such party. If the Receiving Party becomes legally compelled by order of a court or other competent governmental agency, or by applicable law or judicial process to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party will notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order, and the Receiving Party will cooperate reasonably in seeking such protective order. If no such protective order or other remedy is obtained, the Receiving Party will furnish only that portion of the Disclosing Party’s Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

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(c) Except as required by order of a court or government agency of competent jurisdiction, this Agreement and its provisions will be considered Confidential Information. Licensor and Licensee will jointly develop and agree upon any press releases or other public statements to the media to be released upon or after execution of this Agreement.

29. Governing Law; Jurisdiction and Venue. This Agreement, and its validity, construction and effect, will be governed by and enforced in accordance with the laws of the Commonwealth of Massachusetts (i.e., without reference to the conflicts of laws provisions thereof). Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in Boston, Massachusetts for any action, suit or proceeding based upon any matter, claim or controversy arising under or relating to the Agreement. Any process in any action, suit or proceeding arising out of or relating to this Agreement may, among other methods permitted by law, be served upon Licensee by delivering or mailing the same in accordance with Section 27 above.

30. Force Majeure. Neither Party will be deemed to be in breach of this Agreement to the extent that performance of its obligations is delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages or materials or supplies or any other cause reasonably beyond control of such Party (each such occurrence, a “Force Majeure Event”), provided that such Party gives the other Party written notice thereof promptly and, in any event, within five (5) days of discovery thereof, and uses its diligent, good faith efforts to perform its obligations. In the event of such a Force Majeure Event, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure Event, but not in excess of thirty (30) days.

31. Waiver, Modification and Amendment. No modification, amendment or waiver of any of the provisions contained in this Agreement, will be binding upon any party unless made in writing and signed by a duly authorized representative or agent of such party. The failure by either party to enforce, or the delay by either party in enforcing, any of said party’s rights under this Agreement will not be construed as a continuing waiver of such rights. A waiver by either party of a default in one or more instances will not be construed as a waiver in other instances.

32. No Joint Venture. This Agreement does not constitute and will not be construed to constitute an agency, a partnership or a joint venture between Licensor and Licensee. Licensee will have no right to obligate or to bind Licensor, its parent, subsidiaries, affiliates or related companies, in any manner whatsoever.

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33. Additional Documents. Upon Licensor’s request, Licensee will promptly execute and deliver to Licensor, such further documents and instruments, satisfactory to Licensor to confirm and effectuate the terms and conditions of this Agreement.

34. Severability. If any term or provision of this Agreement will be declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, inoperative or otherwise ineffective, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable; provided, however, that if any term or provision of this Agreement pertaining to the payment of monies to Licensor will be declared invalid, illegal, unenforceable, inoperative or otherwise ineffective, Licensor will have the right to terminate this Agreement as provided herein.

35. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be an original, but all of which together will constitute one Agreement binding on all of the parties hereto. In the event that any signature is delivered by facsimile, PDF or similar transmission, such signature will create a valid binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, PDF or similarly transmitted signature were the original thereof.

36. Section Headings. The headings of sections of this Agreement are inserted for convenience only and will not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

37. Entire Agreement. This Agreement, together with all schedules, exhibits and all such additional attachments as are added hereto, constitutes a single, integrated written contract expressing the entire agreement of the parties concerning the subject matter hereof. Upon the Effective Date, all prior agreements, discussions and negotiations, written or oral, will be entirely superseded by this Agreement.

38. Purchase Option. At the end of the Term, Licensee will have the option to purchase the Brand assets owned by Licensor as further described in Exhibit 2 (the “Guideboat Assets”) for consideration in the amount of One Million Dollars ($1,000,000) (the “Purchase Option”). Licensee will provide written notice to Licensor of its intent to exercise the Purchase Option no later than October 1, 2021, and Licensee will pay the purchase price no later than December 31, 2021 (the “Purchase Date”). For the avoidance of doubt, the Purchase Option is conditioned on Licensee being current on all payments due hereunder on the Purchase Date and Licensee not having been in material breach of the terms of this Agreement that was not cured or waived within thirty (30) days after receipt of written notice of such breach from Licensor.

39. Signatories. The respective signatories to this Agreement hereby warrant and represent that they have the authority to execute this Agreement and bind the appropriate Parties and principals.

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IN WITNESS WHEREOF, each Party by its duly authorized representative has executed this Agreement as of the first date written above.

Guideboat Acquisition LLC

By:	/s/ Ramez Toubassy
Name:	Ramez Toubassy
Title:	President

JP Outfitters, LLC

By:	/s/ Douglas L. O’Keefe
Name:	Douglas L. O’Keefe
Title:	Manager

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Schedule A

1.	Licensed Property:	The GUIDEBOAT U.S. Trademark Reg. No.4,863,517 and related common law trademark rights in the United States, and such other Brand indicia, artwork, product photography and video footage owned or controlled by Licensor, and furnished and Approved in writing by Licensor for Licensee’s use hereunder.

Licensed URL: www.guideboat.com

The Licensed Property specifically includes the Puleio Images, subject to the provisions of Section 12 of the Agreement, and provided further that Licensee’s use of any Puleio Images is within the applicable license period for such images (within the Term) as set forth below:

Title of Shoot	Date of License	License Period
Spring 2016 Catalog	2/3/16	5 years
Spring 2017 on location in Northern CA	1/18/17	5 years
Spring 2018 at Image Flow Studio	12/6/17	5 years
Pre-Fall 2018 on location in Northern CA	5/4/18	5 years
Pre-Fall 2018 on Location at Lake Tahoe	6/8/18	3 years

2.	Licensed Products:	The Licensed Products consist of the following:

Existing Inventory (as defined below); and

Merchandise manufactured and/or sourced by Licensee, which may include apparel, jewelry, watches, eyewear, accessories, bags, tools and gear as Approved by Licensor (the “Sourced Licensed Products”).

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The Parties acknowledge and agree that the Existing Inventory and/or Sourced Licensed Products may either bear the Licensed Property, or bear the trademarks and indicia of third parties (the latter are referred to as “3P Products”).

3.	Term/Years:	The Term will begin as of the Effective Date (as defined in Section 17 of the Agreement) and, unless otherwise terminated pursuant to Section 19 of the Agreement, will continue until and through December 31, 2021; provided, however, that Licensee’s right to sell the Existing Inventory will terminate six (6) months from the Effective Date.

The Years for the Term are as follows:

Year 1: July 1, 2019 – December 31, 2019;
Year 2: January 1, 2020 – December 31, 2020; and
Year 3: January 1, 2021 – December 31, 2021

4.	Channels of Distribution:	The Channels of Distribution are limited to Direct-to-Consumer sales via the Website and Brand Catalog.

5.	Territory:	United States, its territories and possessions and its military bases worldwide, Canada, Mexico and the Caribbean; provided, however, that Licensee acknowledges and agrees that its use of the GUIDEBOAT marks in connection with any Licensed Product in any country in the Territory is at Licensee’s sole risk to the extent such use is not covered by Licensor’s trademark registrations, and Licensor has no indemnification obligations in connection with Licensee’s use therein.

6.	Royalty:	For sales of Existing Inventory:
Licensee will pay Licensor 75% of Inventory Net Sales. “Inventory Net Sales” means the gross invoice amount billed to Licensee’s customers of the Existing Inventory less only shipping and sales tax charged to and paid by the customer.

For sales of the Sourced Licensed Products:
Licensee will pay Licensor Six Percent (6%) of Licensee Net Sales. “Licensee Net Sales” means the gross invoice amount billed to Licensee’s customers of Sourced Licensed Products less credit for any bona fide returns (i.e., all returns actually made), shipping and sales taxes charged to and paid by the customer.

For the avoidance of doubt, Licensee will pay Licensor a Royalty on 3P Products in accordance with the terms herein (i.e., based on whether they are Existing Inventory or Sourced Licensed Products).

7.	Guarantee:	The Guarantee for the Term will be $630,000 in the aggregate, including a Guarantee for $90,000 for Year 1, $270,000 for Year 2 and $270,000 for Year 3, and will be paid to Licensor as follows:

Year 1:
$22,500 due on or before September 31, 2019;
$67,500, due on or before December 31, 2020;

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Year 2:
$67,500, due on or before March 31, 2020;
$67,500, due on or before June 30, 2020;
$67,500, due on or before September 30, 2020;
$67,500, due on or before December 31, 2020;

Year 3:
$67,500, due on or before March 31, 2021;
$67,500, due on or before June 30, 2021;
$67,500, due on or before September 30, 2021; and
$67,500, due on or before December 31, 2021.

8.	Existing Inventory:	Licensor’s merchandise inventory and Licensor’s inventory of boats
(“Boat Inventory”) as set forth in Schedule A-2 (Licensor’s merchandise inventory and Boat Inventory being collectively defined as, “Existing Inventory”).

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Schedule A-1

(Guarantee Calculation Examples)

EXAMPLE 1 (Licensee under-earns Guarantee):

Q1: Earn $40K but pay $67,500 Guarantee so pay $27,500 over earnings

Q2: Earn $50K, but pay $67,500 Guarantee so pay $17,500 over earnings

Q3: Earn $70K, but pay $67,500 to meet cumulative Guarantee to date (with cumulative net $42,500 over earnings paid)

Q4: Earn $75K but pay $67,500 to meet cumulative Guarantee for Year (with cumulative net $35,000 over earnings paid).

Total earned for year is $235K

Total guarantee for year is $270K

Total paid for year is $270K

EXAMPLE 2 (Licensee out-earns Guarantee):

Q1: Earn $40K but pay $67,500 Guarantee so pay $27,500 over earnings

Q2: Earn $80K, but pay $67,500 to meet cumulative Guarantee to date (with cumulative net $15K over earnings paid)

Q3: Earn $100K, but pay $85K to reconcile earnings in excess of Guarantee payments through Q3 (with cumulative earnings $17,500 over cumulative Guarantee to date)

Q4: Earn $75K, pay $75K (with cumulative earnings $25,000 over cumulative Guarantee for Year)

Total earned for year is $295K

Total guarantee for year is $270K

Total paid for year is $295K

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Schedule A-2

(Existing Inventory)

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Exhibit 1

(Landlord Waiver and Agreement)

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Exhibit 2

Guideboat Assets

Any and all of Licensor’s right, title and interest in and to the following assets:

1. All Guideboat inventory and merchandise owned by Licensor including, without limitation, the several antique, restored boats and canoes (collectively, “Guideboat Inventory”); all Guideboat furniture, fixtures, and equipment owned by Licensor; and all Guideboat supplies (e.g. boxes, bags, etc.) owned by Licensor;

2. All of the following intellectual property assets (collectively, the “Guideboat IP”):

a) All trademarks (whether registered, unregistered or pending), trade dress, service marks, service names, trade names, brand names, product names, logos, domain names, internet rights (including, without limitation IP Addresses and AS numbers), websites, social media sites (e.g., Facebook, Twitter, Instagram, Pinterest), corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by law) any applications and/or registrations in connection with the foregoing and all advertising and marketing collateral including any of the foregoing;

b) All customer and user data (including all customer lists) relating to current and past customers of Guideboat, including any and all information relating in any way to the use of such lists for or by Guideboat and/or it business, including (1) personal information, such as name, address, telephone number, email address, website and any other database information and (2) customer purchase history at a transaction level (including with respect to dollar amounts, dates, and items purchased) but excluding from the foregoing any credit card numbers or related customer payment source, social security numbers, or financial information prohibited by law;

c) All other intellectual property, whether owned by or licensed to Guideboat including any and all worldwide rights in and to all tangible and intangible interests, rights or assets of Guideboat (whether owned or formerly owned by Guideboat or used by Guideboat in the business and whether arising under statutory or common law, contract or otherwise) and in addition to any of the intellectual property included elsewhere in this Section 2, further including the following items owned by Licensor, for which Guideboat or Assignee was a licensee, sub-licensee, licensor, sub-licensor, assignee, assignor, or in which Guideboat or Assignee had an interest or right, in each case, relating to the business: (1) inventions, discoveries, processes, designs, techniques, developments and related improvements whether or not patentable; (2) patents, patent applications, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, reexaminations, extensions and any provisional applications, or any such patents or patent applications, and any foreign or international equivalent of any of the foregoing; (3) work specifications, databases and artwork; (4) technical, scientific and other know how and information (including promotional material), trade secrets, confidential information, methods, processes, practices, formulas, designs, patterns, assembly procedures, specifications owned or used by Guideboat; (5) rights associated with works of authorship including copyrights, moral rights, design rights, rights in databases, copyright applications, copyright registrations, rights existing under any copyright laws and rights to prepare derivative works; (6) work for hire; (7) any and all rights of Company to the name “Guideboat” or any derivation thereof; (8) all assets used by Guideboat in the conduct of its catalog business and its business over the internet and/or in any other electronic medium, including (without limitation) any websites, social media sites and accounts (including the content contained therein, user names and passwords), diagrams, drawings, domain names, and all advertising and marketing materials and collateral (including all physical, digital, or electronic imagery and design files), all Google Analytics access and data samples, product catalogs, product designs and specifications (including tech specifications) vendor and merchandise supplier data and information; (9) software used in the operation of the direct business platform; and (10) all goodwill, rights and contracts (including all licenses and sublicenses granted or obtained with respect thereto) related to the foregoing;

3. All rights to sue for infringement and other remedies against infringement of any of the Guideboat Assets and to protect the interests in the Guideboat Assets under the laws of all jurisdictions;

4. All goodwill of Guideboat to the extent related to the Guideboat business or the Guideboat Assets; and

5. Copies of all business records to the extent related to the Guideboat Assets.

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